Exhibit 10.22

Premise Lease Agreement

Lessor: Gangji Logistics (Shenzhen) Co., Ltd. (hereinafter referred to as Party A)

Lessee: Shenzhen Yungang EDC Technology Co., Ltd. (hereinafter referred to as Party B)

Party A and Party B enter into this Contract by consensus through friendly negotiation according to the Contract Law of the People’s Republic of China and other relevant national regulations to clarify the rights and obligations of the lessor and the lessee.

Article 1: Leased object and purpose

1.                          Party A agrees to rent out its property located at No.51-5, Hongliu Road, Futian Free Trade Zone, Shenzhen (hereinafter referred as the leased housing) to Party B. The housing, with the construction area of 8431.6m2, is leased by Party B as status quo. Party B has fully understood the current status and use of the leased housing. The leased house ownership certificate is shown in the appendixes. The house ownership certificate number is [REDACTED]1.

2.                          Party B uses the leased housing as the data center for data processing, data center site services, cloud services, disaster recovery services and other IT outsourcing services.

Article 2: Lease term

1.                          The housing lease period is fifty years from November 2, 2015 to November 1, 2030.

2.                          The rent-free period is 3 months. Party A gives a rent-free period of three months to Party B from the housing delivery.

3.                          Both parties shall negotiate on the contract renewal 6 months prior to the expiry of the Contract term. Party B enjoys the priority right to lease under equal conditions. If both parties fail to reach a consensus 3 months prior to expiry of the Contract term, Party B is deemed to give up renewal and the Contract is automatically terminated at expiry.

Article 3: Special terms

1.                          According to Party B’s requirements for the power supply capacity and the lines, both parties declare the power supply capacity increase project jointly and the power supply capacity is 2*6300KVA (subject to final technical scheme. Party B provides the final technical scheme for

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power utilization within 15 days after signing of the Contract).  Party A provides necessary evidential documents and handling procedures and provides necessary assistance in construction process. Party B is responsible for providing technology, providing the materials, drawings and documents required by the power supply department and bearing all relevant costs.

2.                          If the power utilization scheme proposed by Party B fails to be effectively replied by the power supply department not for Party A’s reasons, both parties agree to terminate the Contract without bearing the liability for breach of contract, but the lease deposit is not returned. In this period, Party B shall not use or dismantle the leasehold and supporting equipment and facilities; otherwise, Party B shall reinstate after termination of the Contract; in case of failure to reinstate, Party B shall reimburse the estimated price

3.                          If the power utilization scheme proposed by Party B fails to be effectively replied by the power supply department and Party B requires terminating the lease contract in advance, Party B must notify Party A of the reasons for failure to perform the agreement in writing before December 31, 2015, the Contract is terminated automatically and both parties do not bear the liability for breach of contract, but the lease deposit is not returned. In case of failure to perform or delay in performance of the written notice obligations herein, the lease deposit is not returned and Party B shall still bear the corresponding liability for breach of Contract.

Article 4: Delivery of leased housing

1.                          Both parties agree that the leased housing is delivered on November 2, 2015.

2.                          The leased housing is delivered in status quo and both parties shall handle the leased housing handover procedures on the delivery date. When both parties accept the leased housing and sign the house handover sheet (as shown in Appendix 4), Party A is deemed to have fulfilled the delivery obligations of the leased housing. The house handover sheet is used as the acceptance basis for Party A to deliver the leased housing to Party B and for Party B to return the leased housing to Party A at the termination of the Contract.

3.                          If Party A fails to deliver the leased housing on the delivery date without justified reasons or Party B fails to receive the leased housing from Party A on the delivery date without justified reasons, the default party shall pay the liquidated damages of RMB[REDACTED]2 for each day overdue.

Article 5: House rent

1.                          The rent of the leased housing is charged according to the construction area (8431. 6m2) and the

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rent standard is shown in Appendix 8.

2.                          Payment account: Party B shall pay all rents and lease deposits of the leased housing under the Contract to the following account of Party A

:

Account name:      [REDACTED]3Account No.: [REDACTED]4

Account name:      [REDACTED]5

Article 6: Lease deposit

1.                          After signing of the Contract, Party B shall pay the lease deposit RMB[REDACTED]6 equivalent to [REDACTED]7 month rent. In case of failure to pay the lease deposit to Party A in full within [REDACTED]8days after signing, Party B is deemed to refuse performance of the Contract and the Contract is terminated automatically.

2.                          As the guarantee for Party B to commit to implement relevant contract terms, the lease deposit may be used for breach compensation and for charge against the accounts payable upon expiry of the Contract; if Party B is confirmed to have fully fulfilled the obligations or responsibilities, the lease deposit is returned by Party A fully free of interest.

3.                          Party B shall complement the lease deposit to the amount equivalent to [REDACTED]9 month rent in the [REDACTED]10th year and [REDACTED]11th year before October 31 in the two years. That is, Party B shall complement the lease deposit to ¥[REDACTED]12before October 31, 2021 and to ¥[REDACTED]13 before October 31, 2026 (i.e. complement the balance on the basis of the deposit for previous year).

Article 7: Utilities and other costs

1.                          The utilities arising from Party B’s use of the leased housing is charged according to the charging standards of the water supply and power supply departments in the premises of the leased housing. Party A agrees Party b to apply for power supply and water supply and open an account independently and the utilities are directly checked with the water supply and power

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supply departments independently.

2.                          The installation procedures and the costs arising from installation of digital optical fiber, broadband network, telefacsimile and other communication equipment by Party B for business requirements are borne by Party B, but Party A shall coordinating in opening the tube wells and channels.

Article 8: Rent and cost payment and settlement method

1.                          Party B shall pay the rent to Party A with the payment cycle of month (natural month).Party B shall pay the monthly rent before the [REDACTED]14th day each month and Party A shall provide a compliance invoice of equal amount within [REDACTED]15days upon receipt of the rent.

2.                          All costs receivable by Party A involved in implementation of the Contract shall be paid by Party B according to the period stipulated in the Contract. In case of legal holidays, the period is postponed. In case of overdue payment, the liquidated damages shall be charged at [REDACTED]16‰ of the accounts payable for each day overdue.

Article 9: Leased housing management

1.                          The ownership nature of the leased housing shall not be changed as a result of signing and performance of the Contract.

2.                          Party A may be entrusted by Party B to provide indoor decoration, business affairs, indoor cleaning and other services at the cost of Party B;

3.                          Party B may make secondary decoration of the leased housing upon approval of Party A.If required, Party B must handle relevant application procedures according to relevant national provisions at its own cost;

4.                          Any operation affecting the building structure of the leased housing shall be performed with the consent of Party A;

5.                          Any person of either party may enter the area of the other party with effective documents approved or recorded by the other party;

6.                          The property maintenance (except major structure) incurred in Party B’s leased area is borne by Party B;

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7.                          Party B is responsible for management in the leased housing;

8.                          Party B shall not engage in the behavior violating the national regulations in the leased housing;

9.                          Neither party may, in any name, place the inflammable, explosive or corrosive and other hazardous articles in the building of the leased housing as warehouse. Either party concealing the cargo nature and bringing in such cargo shall bear all resulting personal and property losses;

10.                   Party B shall move out of the leased housing and move out all equipment, furniture, documents and sundries and obtain Party A’s written certificate to get back the lease deposit within 15 days after expiry of the Contract. For the articles not moved out overdue, Party B is deemed to give up their ownership and Party A has the right to dispose of independently; for each day overdue, Party B shall pay the amount [REDACTED]17 times the rent payable on the day.

11.                   The movable articles acquired by Party B in the lease term are recovered by Party B. The part set up, transformed and decorated by Party B, except that not treated by Party B with the written consent of Party A (including generator set and other equipment), shall be recovered by Party B; if Party B entrusts Party A to recover, the costs incurred are borne by Party B.

12.                   Both parties apply for power supply stop jointly to the power supply department one month before surrender of tenancy by Party B and the power supply department stops power supply for the leased housing since the surrender date at the cost of Party B. If Party B does not have any account payable or default and compensation costs after settling the electricity charges of the month with the power supply department, Party A shall return the lease deposit to Party B. Party A shall make a written request to Party B to reserve the power supply for the leased housing and both parties handle the change procedures in the power supply department and sign a power supply transfer related contract.

13.                   Party B, with a prior written application to Party A, has the right to independently or allow its affiliated companies to set up signs in the project land use scope and the house building and has the right to name the building. The earnings, if any, are fully owned by Party B. Party A shall make positive coordination and shall not interfere in any form.

Article 10: Sublease and inheritance of lease right

Party B may sublease the leased housing under the Contract to a third party within the lease term and shall not be relieved from the obligations undertaken for Party A, including but not limited to rent payment for the sublease.

In case of merger, division, liquidation and bankruptcy of Party B, Party A agrees the organization or individual inheriting the rights to continue to perform the Contract and the Contract

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responsibilities are not exempted therefore.

Article 11: Rights and obligations of both parties

I. Rights and obligations of Party A

1.                          The ownership of the leased housing is not changed due to signing of the Contract;

2.                          Strictly comply with various contract provisions;

3.                          Collect rent and other service charges according to the contract terms;

4.                          Party A shall provide active coordination during decoration and transformation by Party B;

5.                          Party A shall coordinate in the report of power supply capacity increase, fire transformation, energy consumption evaluation and environmental evaluation at relevant costs of Party B;

6.                          Party A is responsible for covering the building insurance for the housing provided in the insurance company at the cost of Party A;

7.                          For operation in Party B’s leased housing within the lease term, Party A shall notify in advance and obtain the consent of Party B and comply with Party B’s rules and regulations under the guidance of Party B except emergencies.

II. Rights and obligations of Party B

1.                          Enjoy the right to use and earnings of the leased housing within the lease term;

2.                          Properly use the leased housing, actively maintain the housing, immediately take remedial measures and timely notify Party A in case of housing damage;

3.                          Make security management and fire check for the leased housing according to the requirements in the national laws, regulations and rules to ensure safety and use safety of the leased housing. Party B shall bear the compensation liability and other legal responsibilities for the damage and loss to the leased housing and the damage to the third party as a result of improper management, maintenance and use by Party B;

4.                          Strictly comply with various contract provisions;

5.                          Pay the rents and various costs according to the provisions herein;

6.                          Party B is responsible for transformation of the leased housing data center, commits to perform all transformations and construction of the leased housing according to national provisions and standards and submits the transformation scheme to Party A for approval before transformation. If required, Party B must handle relevant application procedures according to relevant national provisions;

7.                          Party B buys insurance for its equipment, property and business interests in an insurance company at the cost of Party B.

8.                          Party B bears the management right and responsibilities of the housing property in the agreement term and is responsible for management, maintenance and repair of the properties including but not limited to power distribution room, generator room, health, water, electricity and fire pipe network (including transformer), elevators and fire control room at the cost of Party B.

Article 12: Commitment and guarantee

The commitment and guarantee of Party A to Party B are as follows:

1.                          Party A guarantees that it is the legal owner of the leased housing and that the leased housing meets the requirements herein. Party A provides the ownership certificates (land use certificate and project completion acceptance registration form) of the leased housing and provides the copy of the leased housing title deed (as shown in Appendix 1) for Party B when signing the Contract;

2.                          Party A’s housing was mortgaged to Shanghai Commercial Bank Co., Ltd. on July 17, 2013 without impact on the signing, effect and performance of the Contract.

In case of failure to pay off the debts under the Contract during performance of the mortgage contract signed by and between Party A and Shanghai Commercial Bank Co., Ltd. on the leased housing, Party A shall give a written notice to Party B three months in advance and may sell the leased housing to Party B at a discount. Both parties reach a house sales and purchase contract. Party A pays off the debts of Shanghai Commercial Bank Co., Ltd. with some house purchase price paid by Party B and transfers the ownership of the housing to Party B.

If the leased contract cannot continue to be performed since the leased housing mortgagee exercises the mortgage right, Party A is deemed as fundamental breach of contract and shall bear the liability for breach of contract according to the consequences of early termination of the Contract in paragraph 2 of Article 14 herein.

3.                          Any change in the ownership of the leased housing in the lease term does not affect performance of the Contract. Party A shall guarantee the transferee to confirm the rights of Party B under the Contract and bear the obligations herein;

4.                          If intentionally selling the leased housing in the lease term, Party A shall give a written to Party B one month in advance. Party B has the priority to purchase under equal conditions.

5.                          Party A guarantees that signing and performance of the Contract have been subject to necessary consent, approval and authorization;

6.                          Party A guarantees that Party B will not be subject to relevant improper interference from Party A within the lease term;

7.                          Party A guarantees the qualification related to the housing lease services.

Article 13: Unilateral discharge and termination of contract

1.                          In case of any of the following behaviors of either party, the other party has the right to unilaterally terminate the Contract and reserve the right to claim:

(1)                     Make overdue payment of the rent for more than 30 days (including 30 days);

(2)                     Delay in delivery of the housing for more than 30 days (including 30 days);

(3)                     The leased housing does not meet the contract agreement, resulting in failure to achieve the contract purpose;

(4)                     Serious violation of the Contract provisions, causing major losses to the other party;

(5)                     Either party seriously violates relevant national regulations, resulting the operation stop of the other party for 30 days;

(6)                     Violate the commitment and guarantee under the Contract.

2.                          Early termination of contract

Unless otherwise stipulated herein, neither party may terminate the Contract in advance;

Article 14: Liability for breach of contract

I. Loss compensation and additional punishment

1.                          If violating relevant provisions herein or causing losses to the other party directly for the reasons of the default party, the default party shall compensate for the resulting direct losses to the other party.

2.                          Unless otherwise agreed herein, the grave breach party shall compensate the other loss for the other party and pay the liquidated damages equivalent to the [REDACTED]18-month rent.

The following behaviors are deemed as grave breach of contract:

(1)                     Party A delays in delivery of the housing for more than 30 days (including 30 days);

(2)                     Party B delays in payment of the house rent for more than 30 days (including 30 days);

(3)                     The leased housing cannot be used normally for more than 30 days (including 30 days) for Party A’s reasons;

(4)                     Party B stores the dangerous goods in the leased housing, resulting in major loss; or Party B fails to rectify effectively after Party A makes written opinions;

(5)                     Party B violates national regulations, causing that the whole housing area of Party A is restricted for operation or the lessees other than Party B cannot work normally for more than 15 days (including 15 days);

(6)                     Other behaviors resulting in serious damage to the leased housing without the consent of Party A;

(7)                     Other behaviors violating national regulations or contract provisions and causing major personal, property or reputation damage to the other party.

II. Consequences of early termination of contract

If the observant party exercises the right to terminate the Contract in advance for breach of the default party, the default party shall pay the liquidated damages at [REDACTED]19% of the

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corresponding rent for the remaining lease term to the observant party. If the liquidated damages are insufficient to make up for the resulting losses to the other party, the default party shall continue to bear the compensation liability. Meanwhile,

A. In case of default by Party B, the lease deposit is not returned.

B. In case of default by Party A, Party A shall return the deposit within 10 days. The losses to Party B include but are not limited to decoration compensation fees, secondary relocation fees, rent loss caused by relocation and loss from early termination of Party B’s customer; Party A shall assist Party B to find an appropriate relocation place. Before signing a formal lease contract with a third party on the relocation place, Party B has the right to refuse to move out from the leased housing.

Article 15: Exemption clause

1.                          In case of leased housing damage or failure to perform the Contract due to force majeure, both parties do not assume responsibilities. However, both parties may perform the executable part until expiry of the Contract at the request of the obligee in case of elimination of the reasons affecting the contract performance or failure to perform in part in the contract term;

2.                          Either party does not assume liability for breach of contract for failure to perform the Contract according to the agreed conditions due to leased housing damage for force majeure; however, the party encountering force majeure shall immediately notify the other party and, within ten days, provide the details of the force majeure and the reasons and effective evidential documents for failure to perform the Contract in whole or in part and the need for delay in the performance. The property loss to Party A and Party B for force majeure within the lease term is handled by respective party.

3.                          If the Contract cannot continue to be performed in case of requisition and demolition by government in the lease term, both parties may terminate the Contract without bearing the liability for breach of contract. The compensation obtained by Party B from requisition and demolition is implemented according to the provisions of the land requisition and demolition and relevant laws and regulations.

Article 16: Notice

Any notice or liaison issued by both parties based on this Contract shall be delivered by registered mail or express delivery in writing to the following address:

Party A: Gangji Logistics (Shenzhen) Co., Ltd.()

Address: Room 303, Building 3, Hongji Warehouse, No.2, Yong’an Road, Yantian District, Shenzhen City

Contact:[REDACTED]20

Tel: [REDACTED]21

Party B: Shenzhen Yungang EDC Technology Co., Ltd.

Address: Room 1008, Borui Building, No.A26, East Third Ring North Road, Chaoyang District, Beijing City

Contact: Xu Chao

Tel: 010-53228000

In case of change in the contact information, either party shall give a written notice to the other party; otherwise, such party shall bear the consequences for failure to notify.

Article 17: Confidentiality

1.                          The parties to the Contract shall strictly keep the trade secrets (except public information) classified by proper confidential measures and take all reasonable measures to prevent their received materials from being distributed, disseminated, disclosed, copied, misused or contacted by irrelevant personnel. Without permission of the obligee, neither party may provide for the third party or independently use the trade secrets obtained during signing and performance of the Contract;

2.                          The confidentiality period finishes 3 years after termination of the Contract;

3.                          The trade secrets herein include but are not limited to the Contracts and its appendixes, any cost, operating procedure and other information of either party to the Contract or the information obtained by one party on the commercial activities of the other party.

Article 18: Special agreement on subject change

Party B intends to establish a new legal entity in the premises of the leased housing for business needs. After industrial and commercial registration of the legal entity, Party A and Party B agree to change the lessee (Party B) of the lease contract to the new legal entity by consensus. Party A shall coordinate in signing relevant subject change agreement.

Article 19: Dispute resolution

Any dispute arising from or related to the Contract is resolved by both parties through negotiation; if the negotiation fails, either party may apply for arbitration to Shenzhen Arbitration Commission.

Article 22: Appendixes to contract

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1.                          Party A and Party B provide one copy of the business license for enterprise’s legal person, organization code certificate, tax registration certificate and other qualification certificates required for enterprises respectively (as shown in Appendix 3);

2.                          After execution of the Contract, both parties may change or supplement the contract content in writing as the appendixes to the Contract;

3.                          The appendixes have equal legal effect with the Contract.

Article 21: Execution of contract

The Contract is made out in quadruplicate with equal legal effect and takes effect immediately after being signed and sealed by both parties. Party A and Party B hold two copies respectively.

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Lessor (Party A): Gangji Logistics (Shenzhen) Co., Ltd.	Lessee (Party B): Shenzhen Yungang
EDC Technology Co., Ltd.

Signature of legal representative of lessor (Party A):	Signature of legal representative of lessee (Party B):

Company (seal):	Company (seal):

Date of signing: July 6, 2015	Date of signing: July 6, 2015